Exhibit 99.1

Media Contacts:	Addy Apesos
Rollins Inc.
404.888.2318

Orkin Establishes Third Franchise in China

ATLANTA, March 19, 2013 – Rollins Inc., a nationwide consumer services company (NYSE: ROL), announced today that the company, through its wholly-owned subsidiary Orkin, established its third franchise in China in the city of Chengdu.

Orkin Chengdu will offer commercial and residential pest control and termite services.

“We are proud to expand Orkin’s services in China,” said Tom Luczynski, Orkin group vice president of global development and franchising. “This is a great opportunity for Orkin to continue to grow and bring its services to a new region.”

The franchise owners are Miao Hong and Miao Bing. Ms. Miao Hong is a licensed pharmacist and Mr. Miao Bing is an engineer.

The owners traveled to Atlanta, Orkin’s U.S. headquarters, for initial training at the company’s award-winning training center in February.

About Orkin, LLC

Founded in 1901, Atlanta-based Orkin is an industry leader in essential pest control services and protection against termite damage, rodents and insects. The company operates more than 400 locations with almost 8,000 employees. Using a proprietary, three-step approach, Orkin provides customized services to approximately 1.7 million homeowners and businesses in the United States, Canada, Mexico, Europe, Central America, South America, the Middle East, the Caribbean, Asia, the Mediterranean and Africa. Orkin is committed to studying pest biology and applying scientifically proven methods. The company collaborates with the Centers for Disease Control and Prevention (CDC) and eight major universities to conduct research and help educate consumers and businesses on pest-related health threats. Learn more about Orkin at http://orkin.com. Orkin is a wholly-owned subsidiary of Rollins Inc. (NYSE: ROL).

About Rollins

Rollins Inc. is a premier global consumer and commercial services company. Through its wholly owned subsidiaries, Orkin LLC, Orkin Canada, HomeTeam Pest Defense, Western Pest Services, The Industrial Fumigant Company, Waltham Services LLC, Crane Pest Control, Trutech LLC and Allpest, the company provides essential pest control services and protection against termite damage, rodents and insects to more than 2 million customers in the United States, Canada, Mexico, Europe, South America, Central America, the Middle East, the Caribbean, Asia, the Mediterranean, Africa, Mexico and Australia from more than 500 locations. You can learn more about our subsidiaries by visiting our web sites at http://orkin.com, http://orkincanada.ca, http://pestdefense.com, http://westernpest.com, http://indfumco.com, http://walthamservices.com, http://cranepestcontrol.com, http://trutechinc.com, http://www.allpest.com.au/ and http://rollins.com. You can also find this and other news releases at http://rollins.com by accessing the news releases button.

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